Exhibit 10.3

LEASE TERMINATION AGREEMENT

This Lease Termination Agreement (“Agreement”) is entered into as of May 30, 2003, by and between AMB Property, L.P., a Delaware limited partnership (“AMB” or “Landlord”) and Redback Networks, Inc., a Delaware corporation (“Redback” or “Tenant”).

Recitals

A. Landlord and Siara Systems, Inc., a Delaware corporation entered into the AMB Property Corporation Industrial Multi-Tenant Lease (“Lease”) dated August 16, 1999, for the premises (“Premises”) located at 1195 Borregas Avenue, Sunnyvale, California, consisting of approximately 50,895 rentable square feet of space.

B. Tenant is the successor in interest to Siara Systems, Inc.

C. The term of the Lease is scheduled to expire on December 31, 2004.

D. Tenant subleased the Premises to Onetta, Inc. (“Onetta”) by the Sublease (“Sublease”) dated March 14, 2001, and Onetta is currently in possession of the Premises.

E. Landlord and Tenant now desire an early termination of the Lease.

F. Tenant intends to terminate the Sublease with Onetta concurrently with the termination of the Lease.

G. Landlord intends to enter into a new lease with Onetta concurrently with the termination of the Lease.

Agreement

In consideration of their mutual covenants and other valuable consideration, thw receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Recitals. The foregoing recitals are true and accurate.

2. Termination.

2.1 Termination of Lease. Upon the satisfaction of the conditions set forth below in paragraphs 5.1 and 5.2, the Lease and all rights, obligations and liabilities of Landlord and Tenant under the Lease, except those which arise from either party’s breach of this Lease Termination Agreement and those which would survive the expiration of the Lease, shall terminate on May 31, 2003 at 11:59 P.M. (“Termination Date”).

2.2 Prorations. All rents and other income and all expenses under the Lease shall be prorated as of the day before the Termination Date.

2.3 Security Deposits. The security deposits under the Lease shall be returned to Tenant within three business days of full execution of this Agreement and occurrence of the conditions set forth herein In addition, Landlord agrees to cancel any outstanding letters of credit that Tenant has issued on Landlord’s behalf as of such date.

2.4 Release. From and after the Termination Date, all rent and other payments due from Tenant to Landlord on the Premises and all other obligations of Tenant relating to periods after the Termination Date shall cease, except as set forth herein. However, Tenant shall continue to be subject to all obligations and duties under the Lease which would survive the expiration or earlier termination of the Lease, including but not limited to all obligations relating to Hazardous Materials.

3. Surrender. Tenant shall surrender possession of the Premises to Landlord on the Termination Date in substantially the same condition as existed on the date of this Agreement. Tenant shall require Onetta to maintain the Premises in its current condition, subject to reasonable wear and tear and unforeseen casualty until the Termination Date. Any property of Tenant remaining on the Premises after surrender shall be deemed the property of Subtenant and Tenant waives any rights relating to abandoned property statutes.

4. Condition.

5.1 Tenant’s Conditions. Tenant’s obligations under this Agreement are conditioned upon (1) Tenant and Onetta entering into an agreement to terminate the Sublease on terms satisfactory to Tenant and Onetta, (2) the execution of this Agreement by Landlord and Tenant, and (3) the approval of the termination contemplated by this Agreement by Tenant’s board of directors, all on or before the Termination Date.

5.2 Landlord’s Conditions. Landlord’s obligations under this Agreement are conditioned upon (1) Landlord and Onetta entering into a lease for the Premises on terms satisfactory to Landlord and Onetta, and (2) the execution of this Agreement by Landlord and Tenant, all on or before the Termination Date.

5.3 Satisfaction of Conditions. Landlord and Tenant shall use commercially reasonable efforts to satisfy the conditions set forth in paragraphs 5.1(3) and 5.2(2) above.

5. Conflicts. The provisions of this Agreement shall control any contrary provision in the Lease.

6. Time for Performance. Time is of the essence of this Agreement.

7. Attorneys’ Fees. If any claim or dispute between the parties arises out of this Agreement or its breach, the prevailing party shall be entitled to recover from the other party all reasonable expenses, attorneys’ fees and costs, including those incurred in the enforcement of any judgment.

8. Authority. Each individual executing this Agreement on behalf of another entity warrants that he or she has the authority to execute this Agreement and that his or her signature is sufficient to bind the entity for whom he or she is signing.

9. Effect On Option And Right Of First Refusal. Effective on execution and delivery of this Agreement, Tenant waives and gives up any and all options to extend or renew the Lease Term or expand the Premises, and any and all rights of first refusal or other options previously granted by Landlord.

10. Payment Obligations Pending Termination. Tenant is obligated to and shall promptly meet all payment obligations to Landlord arising during the period prior to and including the Termination Date. Such obligations shall include, without limitation, the obligation to pay Base Monthly Rent and all Additional Rent arising during such period. As soon as reasonably practicable after the Termination Date, Landlord will reconcile Common Operating Expenses and other items of Additional Rent relating to periods of time up to and including the Termination Date, and Tenant shall promptly pay to Landlord any sums due pursuant to such reconciliation, not later than ten (10) days after presentation of Landlord’s statement (or, if such reconciliation shows an overpayment by Tenant, Landlord shall reimburse Tenant for the overpayment within ten (10) days)

LANDLORD AMB Property, L.P., a Delaware limited partnership		TENANT Redback Networks, Inc., a Delaware corporation

By:	/s/ MARTIN J. COYNE	By:	/s/ THOMAS L. CRONAN III

	Its Vice President		Its Senior Vice President of Finance and Administration and Chief Financial Officer (Principal Financial and Accounting Officer)

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